Consent of Independent Registered Public Accounting Firm	EXHIBIT 23.2

We consent to the incorporation by reference of our report dated February 11, 2019 (February 14, 2020 as to changes to the 2018 financial statements as a result of a change in method of accounting for inventory, a change in reportable segments, the effects of discontinued operations related to the distributions of Dow Inc. and Corteva, Inc., common control transactions, and the reverse stock split, and June 3, 2021 as to the effects of discontinued operations related to the separation of Nutrition & Biosciences, Inc. and a change in reportable segments) relating to the consolidated financial statements of DuPont de Nemours, Inc. and subsidiaries, appearing in this Current Report on Form 8-K of DuPont de Nemours, Inc. dated June 3, 2021, in the following Registration Statements of DuPont de Nemours, Inc.

Form S-3:
No.        333-227202

Form S-8:
Nos.
        333-240242
        333-231864
        333-220330
        333-220324

/s/ DELOITTE & TOUCHE LLP
Midland, Michigan
June 3, 2021